UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/04/2010

FLIR Systems, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-21918

Oregon	93-0708501
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

27700 SW Parkway Avenue, Portland, Oregon 97070
(Address of principal executive offices, including zip code)

(503) 498-3547
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.    Completion of Acquisition or Disposition of Assets

On October 4, 2010, FLIR Systems, Inc., an Oregon corporation ("FLIR"), completed its acquisition of all of the outstanding shares of common stock, par value $0.001 per share (the "Shares"), of ICx Technologies, Inc., a Delaware corporation ("ICx"), pursuant to an Agreement and Plan of Merger, dated as of August 16, 2010 (the "Merger Agreement"), by and among FLIR, Indicator Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of FLIR (the "Purchaser") and ICx.

FLIR's acquisition of the Shares was structured as a two-step transaction, with a cash tender offer by the Purchaser for the Shares at a price of $7.55 per Share in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 3, 2010, and in the related Letter of Transmittal, each as amended and supplemented from time to time, filed by FLIR and the Purchaser with the Securities and Exchange Commission on September 3, 2010 (the "Offer"), followed by the merger of the Purchaser with and into ICx (the "Merger").

The Offer expired at 12:00 midnight, New York City time, on October 1, 2010. Based upon information provided by American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the "Depositary"), a total of 32,683,590 Shares were validly tendered and not validly withdrawn in the Offer, representing approximately 93.4% of the Shares outstanding. In addition, the Depositary has advised FLIR that it has received commitments to tender 469,704 additional Shares under guaranteed delivery procedures. On October 4, 2010, the Purchaser accepted for payment all Shares validly tendered and not validly withdrawn in the Offer.

On October 4, 2010, pursuant to the terms of the Merger Agreement, the Purchaser completed the Merger in accordance with the provisions of Delaware law that authorize the completion of the Merger without a vote or meeting of the stockholders of ICx. ICx was the surviving corporation in the Merger and, as a result of the Merger, has become a wholly owned subsidiary of FLIR. In the Merger, each Share (other than Shares held by ICx as treasury stock or owned, directly or indirectly, by FLIR, the Purchaser, or any of their subsidiaries, and Shares held by holders who properly exercise their appraisal rights under Delaware law) was cancelled and converted into the right to receive $7.55 per Share in cash, without interest and less any required withholding taxes.

In connection with the consummation of the Merger, an application to terminate the registration of the Shares under the Securities Exchange Act of 1934, as amended, was filed and, effective as of the close of trading on October 4, 2010, the Shares ceased to be traded on the NASDAQ Global Select Market. The foregoing summary description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the terms of the Merger Agreement, a copy of which was included as Exhibit 2.1 to FLIR's Current Report on Form 8-K, filed August 20, 2010, and which is incorporated herein by reference.

The aggregate consideration paid by FLIR was approximately $268 million. FLIR funded the acquisition from available cash.

Item 8.01.    Other Events

On October 4, 2010, FLIR issued a news release announcing the completion of the Merger. A copy of the news release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d)        Exhibits.

2.1        Agreement and Plan of Merger, dated as of August 16, 2010, by and among FLIR Systems, Inc., Indicator Merger Sub, Inc. and ICx Technologies, Inc. (incorporated by reference to Exhibit 2.1 to FLIR's Current Report on Form 8-K, filed August 20, 2010).

99.1        News release issued by FLIR Systems, Inc. on October 4, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLIR Systems, Inc.

Date: October 05, 2010	By:	/s/ Anthony L. Trunzo
Anthony L. Trunzo
Sr. Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	News Release issued by FLIR Systems, Inc. dated October 4, 2010.